Exhibit 99.2
FOR IMMEDIATE RELEASE
MEDIA CONTACT:
Andrea Lashnits
Quovadx, Inc.
720-554-1246
andrea.lashnits@quovadx.com
QUOVADX ANNOUNCES KEY EXECUTIVE APPOINTMENTS
Rebecca Winning Appointed Vice President of Investor Relations;
Karen M. Wilcox Appointed Vice President of Human Resources
GREENWOOD VILLAGE, Colo., September 13, 2005 — Quovadx, Inc. (Nasdaq: QVDX), a global software and vertical solutions company, today announced the appointments of Rebecca Winning as vice president, investor relations and Karen M. Wilcox as vice president, human resources. Ms. Winning will direct the company’s investor relations activities and will report to the company’s CFO, Matthew Pullam. Ms. Wilcox will report directly to the company’s CEO, Harvey A. Wagner, and will establish the company’s human resources strategic direction, as well as lead the company’s human resources department.
Ms. Winning, 53, brings more than twenty years of investor relations and communication experience to Quovadx. Prior to joining Quovadx, she served as the vice president, investor relations and corporate communications and corporate secretary, for InfoNow Corporation, where she was responsible for all aspects of the Company’s investor relations and corporate communications program, including shareholder relations and regulatory and corporate compliance. Ms. Winning has also held key investor relations and corporate communications positions for MediaOne Group and Adolph Coors Company.
Prior to joining Quovadx, Ms. Wilcox, 51, held the position of vice president, human resources for ProLogis for seven years, where she planned, implemented and directed human resource strategies. Throughout her career, Ms. Wilcox has overseen recruitment programs, employee relations and professional development services for numerous corporations, including Providian Financial Corporation and PricewaterhouseCoopers.
“Both of these appointments demonstrate our commitment to recruiting and retaining top-level executive talent, which will continue to drive Quovadx into its next phase of development,” said Harvey A. Wagner, chief executive officer. “I welcome Rebecca and

Karen to the Quovadx team and I am confident that their expertise in their respective fields will add considerable value to the Company.”
Both Ms. Winning and Ms. Wilcox will be based in Quovadx corporate headquarters in Greenwood Village, Colorado. Ms. Winning assumed her position on September 1, 2005 and Ms. Wilcox joined the Company on September 12, 2005.
About Quovadx, Inc.
Quovadx (Nasdaq: QVDX) offers software and services for application and system development, extension, integration and analysis to enterprise customers worldwide. Quovadx is comprised of three divisions, including the Integration Solutions division (ISD), which offers private and public healthcare organizations software infrastructure to facilitate system interoperability, improve processes and leverage existing technology, the CareScience division, which provides care management and analytical solutions to hospitals and health systems and is a pioneer in regional healthcare information organization (RHIO) technology, and the Rogue Wave Software division, which provides reusable software components and services to professional developers for enterprise-class application development. Quovadx, through its respective divisions, serves companies in the healthcare, financial services, telecommunication and public sectors and has over 450 employees. For more information, please visit http://www.quovadx.com.